EXHIBIT99.1

PRESS RELEASE

   NYSE – OPY

TSX- OPY.NV

OPPENHEIMER SETTLES VARIOUS REGULATORY MATTERS

Toronto and New York, December 29, 2005. Oppenheimer Holdings Inc. (the “Company”) today announced that its primary operating subsidiary, Oppenheimer & Co. Inc. (“Oppenheimer”) has settled various regulatory matters. These settled matters include anti-money-laundering (“AML”) issues, New York Stock Exchange (“NYSE”) regulatory examination findings (2003-2005) and National Association of Securities Dealers (“NASD”) registration (U-4/U-5) issues (pending final NASD approval). The settlements involve total fines of $4.4 million, all of which was fully reserved in the Company’s results for the nine months ended September 30, 2005. These settled matters arose during a period of rapid expansion of the Company (September 2001- June 2003), when the Company acquired four firms in a two-year period. As a result of this rapid growth, the Company had not yet put in place all of the processes and procedures for the management of its larger business.  Those processes have now been in place for an extended period of time, and the Company is happy to put these outstanding regulatory issues behind it.

The Company’s AML settlement with the NYSE and the U.S. Treasury Department (FinCEN) involved inadequate implementation of policies and procedures primarily in its two foreign branch offices, inadequate staffing and training in its AML area, and the filing of inadequate suspicious activity reports and did not involve allegations of money-laundering or any other illegal or illicit activities by clients or employees of our firm. Further, none of the matters covered by the AML settlement resulted in any loss to clients.

Certain regulatory issues between the Company and the NYSE and NASD remain outstanding.  The mutual fund market timing matter remains unsettled with the NYSE. The Company believes the most problematic of the remaining NASD issues involves the Company’s response to an industry-wide mutual fund breakpoint survey in 2003.  The Company has reviewed the actual breakpoints applied for the period 2001 through 2005, has returned to customers approximately $450,000 in breakpoint credits and has revised and enhanced its procedures for determining applicable breakpoints.

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CONTACT: DENNIS P. McNAMARA, Esq.  (212) 668-8000